Exhibit 3.3

ENSYSCE BIOSCIENCES, INC.

CERTIFICATE OF ELIMINATION

OF

SERIES A PREFERRED STOCK

Pursuant to Section 151(g) of the General Corporation Law

of the State of Delaware

Ensysce Biosciences, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY:

FIRST. Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board”) by the Third Amended and Restated Certificate of Incorporation of the Company (as amended, the “Certificate of Incorporation”), the Board previously adopted resolutions creating and authorizing the issuance of 25,000 shares of Series A Preferred Stock (the “Series A Preferred Stock”) in accordance with the provisions of the Certificate of Designation of Series A Preferred Stock as filed with the Delaware Secretary of State on February 1, 2023, as amended by that certain Certificate of Amendment to Certificate of Designation of Series A Preferred Stock filed with the Delaware Secretary of State on February 7, 2023.

SECOND. Pursuant to Section 151(g) of the DGCL, the Board adopted the following resolutions respecting the Company’s Series A Preferred Stock, which resolutions have not been amended or rescinded:

NOW, THEREFORE, BE IT HEREBY RESOLVED, any remaining outstanding shares of Series A Preferred Stock that have not been redeemed shall be redeemed in whole, automatically and effective on the date the Certificate of Amendment to effect a reverse stock split approved by stockholders on March 23, 2023 is filed with and made effective by the Secretary of State of the State of Delaware (the “Delaware Secretary”); and be it further

RESOLVED, that the Chief Executive Officer and Chief Financial Officer (each an “Authorized Officer,” and collectively, the “Authorized Officers”) be, and each of them individually hereby is, authorized and empowered, in the name and on behalf of the Company, to prepare and file with the Delaware Secretary a Certificate of Elimination or other certificate to remove the designation and other references to the Series A Preferred Stock from the Company’s Third Amended and Restated Certificate of Incorporation, as amended, that are contained in the Certificate of Designation of Series A Preferred Stock, as amended, and will eliminate and return the 25,000 shares of preferred stock previously designated as Series A Preferred Stock to the status of authorized but unissued shares of preferred stock, without designation, in a form approved by the Authorized Officer executing the same, such approval to be conclusively evidenced by the Authorized Officer’s execution thereof, and one or more amendments thereto, as such Authorized Officer may deem necessary, advisable, or appropriate or as may be required by the Delaware Secretary; and be it further

RESOLVED, that effective on and after the date of effectiveness of the Certificate of Amendment, none of the authorized shares of Series A Preferred Stock are outstanding, and none will be issued subject to the Certificate of Designation of Series A Preferred Stock, as amended, previously filed with the Delaware Secretary with respect to the Series A Preferred Stock.

THIRD. In accordance with Section 151(g) of the DGCL, all matters set forth in the previously filed Certificate of Designation of Series A Preferred Stock are hereby eliminated.

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IN WITNESS WHEREOF, Ensysce Biosciences, Inc. has caused this Certificate of Amendment to Certificate of Designation of Series A Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 31st day of March 2023.

ENSYSCE BIOSCIENCES, INC.

By:	/s/ Lynn Kirkpatrick
Lynn Kirkpatrick
Chief Executive Officer